Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-205981) on Form S-8 of our report dated June 27, 2022, with respect to the financial statements and the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2021 of the Duke Realty 401(k) Plan.
/s/ KPMG LLP
Indianapolis, Indiana
June 27, 2022